                                                                   EXHIBIT 11.1
                          LONG ISLAND LIGHTING COMPANY
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                           (In Thousands of Dollars)

                                             Twelve Months                   For the Year Ended December 31,
                                                 Ended         ---------------------------------------------------------------
                                             March 31, 1994        1993       1992         1991         1990           1989
                                             --------------    ----------   --------   ----------   ----------      ---------
Net Income/(Loss)
  per Statement of Income                        $  298,321    $  296,563   $301,974   $  305,538   $  319,637 a     ($95,803)

Less:
  Equity in earnings/loss of less
   than 50% owned subsidiary
   companies                                           (892)         (731)      (470)          87           86             80

Add:
  Distributed income of less
   than 50% owned subsidiary
   companies                                             58            58         87           58           58             58
                                                 ----------    ----------   --------   ----------   ----------      ---------
                                                    299,271       297,352    302,531      305,509      319,609        (95,825)

Add:
  Federal income tax                                169,187       172,276    160,962      181,653      183,281     (1,037,412)

  Appropriate portion of rentals                      4,552         4,552      3,504        2,751        2,343          2,730

  Interest on long-term debt                        460,674       466,538    450,621      472,974      467,700        453,267

  Amortization of debt discount,
   expense and premium                               52,332        52,863     41,950       30,186       24,231         14,743

  Other interest                                     14,729        14,719     20,215       20,695       16,379         17,040

                                                 ----------    ----------   --------   ----------   ----------      ---------
  NET INCOME/(LOSS) AS ADJUSTED                  $1,000,745    $1,008,300   $979,783   $1,013,768   $1,013,543 a    ($645,457)b
                                                 ==========    ==========   ========   ==========   ==========       ========

Fixed Charges:

  Appropriate portion of rentals                     $4,552        $4,552     $3,504       $2,751       $2,343         $2,730

  Interest on long-term debt                        460,674       466,538    450,621      472,974      467,700        453,267

  Amortization of debt discount,
   expense and premium                               52,332        52,863     41,950       30,186       24,231         14,743

  Other interest                                     14,729        14,719     20,215       20,695       16,379         17,040
                                                 ----------    ----------   --------   ----------   ----------       --------
       TOTAL                                     $  532,287    $  538,672   $516,290   $  526,606   $  510,653       $487,780
                                                 ==========    ==========   ========   ==========   ==========       ========

Ratio of earnings to fixed
  charges                                              1.88          1.87       1.90         1.93         1.98              b

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a   Before cumulative effect of accounting change for unbilled gas revenue.

b For the year ended December 31, 1989, earnings were inadequate to cover fixed charges. To attain a one-to-one coverage, earnings were deficient by approximately $1.1 billion, primarily due to the discontinuance of accruing AFC and the loss in June 1989 resulting from the effectiveness of the 1989 settlement and the approval of the Class Settlement.